GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                         Sixteen Weeks Ended
                                       ------------------------

                                        May 26,         May 20,
                                         1995            1994
                                        -------         -------
Primary:

  Weighted average shares
   outstanding (A)                       10,084          10,052

  Equivalent shares--dilutive
   stock options--based on
   treasury stock method using
   average market price                   (B)             (B)
                                        -------         -------

                                         10,084          10,052
                                        -------         -------

Net income                              $ 1,543         $ 1,698
                                        -------         -------

Net income per common share (A)         $   .15         $   .17
                                        =======         =======


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 5, 1995.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share.

There is no significant difference between primary and fully diluted net income per common share.





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